Exhibit 99.1

NEWS RELEASE
Contacts: MSC Income Fund, Inc. Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com 713-350-6000
MSC Income Fund Announces Amendment and Extension of its SPV Credit Facility

Maturity of the Facility Extended to February 2028

HOUSTON, August 31, 2023 – MSC Income Fund, Inc. (the “Company”) is pleased to announce that its wholly owned subsidiary, MSIF Funding, LLC (the “SPV”), recently entered into an amendment to its senior secured revolving credit facility with JPMorgan Chase Bank, National Association (the “JPM SPV Facility”). Among other changes, the recently closed amendment provides an extension of the JPM SPV Facility’s revolving period until February 3, 2027 and the final maturity date to February 3, 2028. The interest rate for outstanding borrowings under the JPM SPV Facility is unchanged at three month Term SOFR plus 3.00%. At the Company’s request, the total commitments under the JPM SPV Facility are reduced from $325.0 million to $300.0 million to more closely match the Company’s capital needs, while maintaining an accordion feature with the right to request an increase up to $450.0 million of total commitments on the same terms and conditions as the existing commitments.

ABOUT MSC INCOME FUND, INC.
MSC Income Fund, Inc. is a specialty finance company that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. The Company’s lower middle market companies generally have annual revenues between $10 million and $150 million. The Company’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

ABOUT MSC ADVISER I, LLC
MSC Adviser is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940. It currently manages investments for external parties, including the Company.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the availability of future financing capacity under the JPM SPV Facility. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.

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